Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com Phone: 215-875-0700 Fax: 215-546-7311 Toll Free: 866-875-0700

CONTACT: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Robert McCadden	Lewis Goldberg
EVP and CFO	(Media Relations)
(215) 875-0700	(212) 896-1216

Nurit Yaron
VP, Investor Relations
(215) 875-0700

FOR IMMEDIATE RELEASE
August 4, 2005

PREIT Reports Second Quarter Results and
Progress on Redevelopment Initiatives

Philadelphia, PA, August 4, 2005 – Pennsylvania Real Estate Investment Trust (NYSE: PEI) today announced its results for the second quarter and six months ended June 30, 2005.

Financial Results

•	Net income available to common shareholders for the second quarter of 2005 was $5.5 million, as compared with $8.0 million in the second quarter of 2004, a decrease of 31.2%, primarily due to an increase in depreciation expense related to properties acquired in the past year. On a per diluted share basis, net income was $0.14, as compared with $0.21 in the second quarter of 2004, a decrease of 33.3%. Net income available to common shareholders for the six months ended June 30, 2005 was $13.5 million, or $0.36 per diluted share, compared to $13.5 million, or $0.37 per diluted share, in the six months ended June 30, 2004.

•	Net Operating Income (“NOI”) from wholly owned properties and the Company’s proportionate share of partnership properties was $69.5 million in the second quarter of 2005 compared to $68.1 million in the second quarter of 2004, an increase of 2.0%. For the six months ended June 30, 2005, NOI was $138.9 million, compared to $134.7 million for the six months ended June 30, 2004, an increase of 3.1%.

•	Funds From Operations (“FFO”) for the second quarter of 2005 were $34.0 million, which is unchanged in comparison with the second quarter of 2004. FFO per common share and operating partnership unit (“share”) was $0.84 in the second quarter of 2005, compared with $0.86 in the second quarter of 2004, a 2.3% decline, primarily due to higher shares outstanding. The FFO per share reported is within the Company’s guidance range of $0.83 to $0.87 provided in May 2005. For the six months ended June 30, 2005, FFO increased 4.2% to $70.2 million from $67.4 million for the comparable period in 2004. FFO per share was $1.73 per share for the first six months of 2005, an increase of 1.2% from $1.71 per share for the comparable period in 2004.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this release.

Second quarter 2005 results reflect the purchases of The Gallery at Market East II in Philadelphia, Pennsylvania in May 2004, Orlando Fashion Square in Orlando, Florida in December 2004, Cumberland Mall in Vineland, New Jersey in February 2005 and Gadsden Mall in Gadsden, Alabama in March 2005 and the acquisition of the remaining 27% interest in Cherry Hill Mall in Cherry Hill, New Jersey in June 2004. Additionally, the results were affected by the September 2004 disposition of five non-core malls acquired in the November 2003 merger with Crown American Realty Trust and the August 2004 sale of the 60% non-controlling ownership interest in Rio Grande Mall in Rio Grande, New Jersey.

Retail Operating Metrics

As reflected below, the Company’s results for the second quarter of 2005 were affected, to a significant degree, by these ongoing redevelopment initiatives at 10 of its 38 mall properties.

Occupancy for the Company’s retail portfolio was 91.2% as of June 30, 2005, compared to 92.3% as of June 30, 2004. The Company’s enclosed malls were 90.5% occupied as of June 30, 2005, compared to 91.3% as of June 30, 2004. Occupancy for the 10 malls affected by redevelopment activities was 81.3% as of June 30, 2005, compared to 85.5% as of June 30, 2004. The Company’s power centers were 97.4% occupied as of June 30, 2005, versus 98.0% as of June 30, 2004.

The Company’s mall properties reported same store sales of $328 per square foot for the twelve months ended June 30, 2005, as compared to $323 per square foot in the comparable period ended June 30, 2004.

Same store NOI for the Company’s retail portfolio for the second quarter of 2005 decreased by 2.4% compared to the second quarter of 2004. This decrease resulted in part from the dislocation caused by redevelopment activities at 10 of the Company’s mall properties. Same store NOI for these redevelopment properties decreased by 4.1% compared to the second quarter of 2004. The balance of the retail portfolio had a 1.7% decline in same store NOI. This decrease resulted from lower occupancy levels at properties not currently under renovation. For the six months ended June 30, 2005, same store NOI for the retail portfolio was unchanged from the comparable period in 2004. Same store NOI for the 10 redevelopment properties decreased 0.8% compared to the six months ended June 30, 2004. Same store NOI for the balance of the retail portfolio increased 0.3%. Same store results represent property operating results for retail properties that the Company owned for the full periods presented.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Leasing Update

During the second quarter of 2005, the Company executed 140 leases for in-line tenants encompassing approximately 562,000 square feet at an average rent per square foot of $20.23. Six anchors renewed leases in accordance with their stated terms for approximately 631,000 square feet, with an average base rent of $2.10 per square foot.

Of the in-line leases the Company executed during the quarter, 24 leases totaling approximately 83,000 square feet were entered into with new in-line tenants in previously leased space. These leases were executed at an average rent of $29.58 per square foot, which is $3.53, or 13.6%, higher than the average rent per square foot at the time of expiration. There were 91 in-line leases renewed for a total of approximately 341,000 square feet at an average base rent of $19.41 per square foot, an increase of $0.42 per square foot over average rent at expiration. The Company also executed leases for 25 formerly vacant spaces totaling approximately 138,000 square feet with an average rent of $16.62 per square foot.

Redevelopment Activity

Ronald Rubin, Chairman and Chief Executive Officer of PREIT, stated, “Our redevelopment and remerchandising activities gathered momentum during the second quarter and are continuing. Today, we announced the addition of Whole Foods to Plymouth Meeting Mall in Plymouth Meeting, Pennsylvania, showing some of the creative strategies we are employing to enhance the value of our retail assets. We are also adding retailers such as Barnes & Noble, Borders, Dick’s Sporting Goods, Best Buy and restaurants throughout our portfolio. By adding new types of tenants and generating synergies at our properties, we intend to give shoppers more reasons to come to our malls, to stay at them longer and buy more from our merchants.”

The following table briefly summarizes the Company’s redevelopment and remerchandising initiatives at certain of its mall properties (For additional information regarding certain of the redevelopments listed below, please see the Company’s August 4, 2005 press release regarding redevelopment initiatives):

Property	Description	Initial Occupancy Date	Estimated Project Cost
Capital City Mall (Camp Hill, PA)	Relocation of food court and two new restaurants into former theater location; creation of a lifestyle addition in place of former food court; tenants include Hollister, Express (dual gender) and Victoria’s Secret.	4th Quarter 2005	$11.3 million

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Property	Description	Initial Occupancy Date	Estimated Project Cost
Patrick Henry Mall (Newport News, VA)	Consolidation of two Dillard’s stores into one larger store and conversion of former Dillard’s store into a lifestyle addition; tenants include Borders, Dick’s Sporting Goods, Red Robin restaurant, Victoria’s Secret and Bath & Body Works.	4th Quarter 2005	$25.7 million
New River Valley Mall (Christiansburg, VA)	Relocation of Regal Cinema stadium-style theater to an outparcel along with a Red Robin restaurant, and an in-line sporting goods store; development of a ground-up power center adjacent to the mall.	1st Quarter 2006	$34.7 million
Lycoming Mall (Pennsdale, PA)	Remerchandising of existing space with in-line Borders and Dick’s Sporting Goods. Best Buy and Applebee’s will be added on outparcels.	2nd Quarter 2006	$10.3 million
Valley View Mall (LaCrosse, WI)	Remerchandising of existing space with an in-line Barnes & Noble.	4th Quarter 2006	$ 4.0 million
Francis Scott Key Mall (Frederick, MD)	Remerchandising of existing space with an in-line Barnes & Noble.	4th Quarter 2006	$ 3.0 million
South Mall (Allentown, PA)	Addition of a Ross Dress for Less and a freestanding Starbucks.	4th Quarter 2006	$ 7.0 million
The Plaza at Magnolia (Florence, SC)	Ground-up development of an adjacent parcel for a power center.	4th Quarter 2006	$11.5 million
Cherry Hill Mall (Cherry Hill, NJ)	Phase I includes creation of Bistro Row and remerchandising of existing retail space.	1st Quarter 2007	$40.0 million
Plymouth Meeting Mall (Plymouth Meeting, PA)	Phase I of redevelopment includes lifestyle addition anchored by Whole Foods and up to six upscale themed restaurants on outparcels.	4th Quarter 2007	$53.0 million
Echelon Mall (Voorhees, NJ)	Redevelopment with big box retailers replacing closed department stores.	To be determined	To be determined

Marketing and Operational Initiatives

PREIT is launching its new PREIT Gift Card at all of its mall properties in partnership with American Express. The new gift card will provide convenience and flexibility, and replace the previous mall gift certificate programs. In addition, PREIT will offer the American Express Gift Card for purchase in its malls.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

In July 2005, PREIT entered into a five year agreement with Service Management Systems (SMS) to outsource housekeeping and maintenance services for the Company’s properties. SMS, based in Nashville, Tennessee, specializes in providing housekeeping programs to high traffic, public facilities, including many malls and other retail properties. SMS is scheduled to take over these functions at the Company’s malls over the next few quarters. In the first full year of the agreement, the Company estimates that its benefit will be approximately $1.5 million to $2 million.

2005 Forecast

The following table updates the Company’s earnings guidance for the quarter ended September 30, 2005 and the year ended December 31, 2005. In establishing guidance for the third quarter, the Company is giving effect to: (i) the sales of its interest in Laurel Mall and of the four industrial properties and (ii) a $0.8 million ($0.02 per share) charge to earnings related to a prepayment penalty resulting from the early refinancing of a mortgage loan at Magnolia Mall, both of which are discussed below under “Subsequent Events.” The Company’s updated guidance does not include the impact of any additional acquisitions during the remainder of 2005.

The Company is reaffirming its current FFO guidance for the year ended December 31, 2005 at $3.72 to $3.84 per share. The Company’s guidance for the year includes an estimate for its share of the net proceeds received from a settlement agreement reached with the Delaware Department of Transportation. The amount and timing of the Company’s share of the settlement cannot be determined at this time, but the Company anticipates that a final determination will be made before the end of 2005.

Estimated Per Share	Third Quarter 2005	Calendar Year 2005
Net income available to common shareholders	$0.30-0.33	$1.17-1.29
Gain on sales, net of minority interest	(0.22)	(0.23)
Depreciation and amortization (includes Company’s proportional share of partnerships), net of minority interest, and other	0.72	2.78
FFO per share	$0.80-0.83	$3.72-3.84

Other Events

During the second quarter, the Company exercised purchase options to buy the land for two of its planned power center development projects. PREIT acquired a 28-acre parcel in New Garden Township, Chester County, Pennsylvania, for approximately $4.3 million in cash, and a 43-acre parcel in Lacey Township, Ocean County, New Jersey, for approximately $9.0 million in cash.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

In June, PREIT entered into forward starting swap agreements to hedge interest rates on $370 million of future debt. In 2007 and 2008, PREIT has some known obligations that are likely to require financings. The Company anticipates that it will also have strategic opportunities for other financings in those years. With these swap agreements, the Company has taken action intended to manage a portion of the interest rate risk associated with these anticipated future financings.

In April, the Company signed commitment letters with each of Prudential Mortgage Capital Company and Northwestern Mutual for a $200 million first mortgage loan secured by Cherry Hill Mall in Cherry Hill, New Jersey. The Company anticipates that the closing will take place in October 2005.

Subsequent Events

On July 11, 2005, the Company completed a $66.0 million refinancing of the mortgage loan on Magnolia Mall in Florence, South Carolina. The repayment of the previous mortgage loan prior to its scheduled maturity in January 2007 resulted in a prepayment penalty of approximately $0.8 million, which will be included in the Company's financial results for the quarter ending September 30, 2005.

In May 2005, a partnership in which a subsidiary of the Company holds a 50% interest entered into a settlement agreement with the Delaware Department of Transportation providing for the sale for $17.0 million of a 111 acre site on which the Christiana Phase II project would have been built. In July 2005, in connection with the closing under the settlement agreement, the partnership sold the property to the Delaware Department of Transportation and received $17.0 million. The Company and its partners are currently in discussions with respect to the allocation of these funds.

On July 28, 2005, PREIT signed a commitment letter with Prudential Mortgage Capital Company and Teachers Insurance and Annuity Association of America for a $160.0 million first mortgage loan secured by Willow Grove Park in Willow Grove, Pennsylvania. The Company anticipates that the closing will take place in December 2005.

On July 29, 2005, a partnership in which PREIT holds a 40% interest completed the previously announced sale of Laurel Mall in Hazleton, Pennsylvania, to Laurel Mall, LLC. The Company received net proceeds of approximately $3.9 million and expects to record a gain from this transaction of approximately $5.1 million in the third quarter of 2005.

On August 1, 2005, the Company sold its four industrial properties for approximately $4.3 million. The Company expects to record a gain of approximately $3.8 million from this transaction in the third quarter of 2005.

Press releases with respect to certain of these matters can be obtained from the Company’s website at www.preit.com or by contacting the Company’s Investor Relations Department.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Conference Call Information

The Company has scheduled a conference call for 3:00 p.m. Eastern Time today to review its first quarter results. To listen to the call, please dial (877) 691-0878 (domestic) or (973) 935-8505 (international) at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the Company website at www.preit.com, www.vcall.com or at www.viavid.net. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website www.preit.com under the Investor Relations tab in Supplemental Disclosures.

For interested individuals unable to join the conference call, a replay of the call will be available through August 18, 2005, at (877) 519-4471 (domestic) or (973) 341-3080 (international), (Passcode: 6272343). The online archive of the webcast will be available for 14 days following the call.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 32.9 million square feet) located in the eastern United States. PREIT’s portfolio currently consists of 51 properties in 12 states. PREIT’s portfolio includes 37 shopping malls, 13 strip and power centers and one office property. PREIT is headquartered in Philadelphia, Pennsylvania. PREIT's website can be found at www.preit.com.

Definitions

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure, as income before gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate depreciation; plus or minus adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. FFO is a commonly used measure of operating performance and profitability in the REIT industry, and we use FFO as a supplemental non-GAAP measure to compare our company’s performance to that of our industry peers. In addition, we use FFO as a performance measure for determining bonus amounts earned under certain of our performance-based executive compensation programs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than the Company. FFO does not include gains (losses) on sale of operating real estate assets, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as net operating income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance, or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

The Company believes that net income is the most directly comparable GAAP measurement to FFO. The Company believes that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as various non-recurring items that are considered extraordinary under GAAP, gains on sales of real estate and depreciation and amortization of real estate.

Net operating income ("NOI"), which is a non-GAAP measure, is derived from revenues (determined in accordance with GAAP) minus property operating expenses (determined in accordance with GAAP). Net operating income is a non-GAAP measure. It does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. The Company believes that net income is the most directly comparable GAAP measurement to net operating income.

The Company believes that net operating income is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Net operating income excludes general and administrative expenses, management company revenues, interest income, interest expense, depreciation and amortization, income from discontinued operations and gains on sales of interests in real estate.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Additionally, there can be no assurance that PREIT’s actual results will not differ significantly from the forecast and estimates set forth above, or that PREIT’s returns on its acquisitions will be consistent with the estimates outlined in the related press releases. PREIT’s business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT’s portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. In particular, the successful redevelopment of any property is subject to a number of risks, including, among others, that PREIT’s redevelopment plans might change, its redevelopment activities might be delayed, anticipated project costs may increase, and the Company might not enter into one or more of the leases referred to under “Redevelopment Activity.” Unanticipated expenses or delays would adversely affect PREIT’s investment returns on a redevelopment project. In addition, PREIT might not enter into agreements for, or consummate, either of the mall financings for which it has received commitment letters. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2004.

[Financial Tables Follow]
# # #
** A supplemental quarterly financial package **
will be available on the Company’s web site at www.preit.com.

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

FUNDS FROM OPERATIONS	Three Months Ended				Six Months Ended
(In thousands, except per share amounts)	June 30, 2005		June 30, 2004		June 30, 2005		June 30, 2004
Net income	$8,897		$11,392		$20,295		$20,355
Adjustments:
Minority interest in Operating Partnership	1,114		1,045		2,534		1,822
Minority interest in Operating Partnership-discontinued operations	47		229		79		416
Dividends on preferred shares	(3,403)		(3,403)		(6,806)		(6,806)
Gains on sales of interests in real estate	(636)		—		(637)		—
Adjustment to gain on sale of discontinued operations	—		—		—		550
Depreciation and amortization:
Wholly owned & consolidated partnerships	26,956	(a)	23,590	(a)	52,585	(a)	48,857	(a)
Unconsolidated partnerships	1,033	(a)	1,141	(a)	2,184	(a)	2,219	(a)
Discontinued operations	—		13		13		25

FUNDS FROM OPERATIONS	$34,008	(b)	$34,007	(b)	$70,247	(b)	$67,438	(b)

FUNDS FROM OPERATIONS PER SHARE AND OP UNITS	$0.84		$0.86		$1.73		$1.71

Weighted average number of shares outstanding	36,025		35,517		35,999		35,460
Weighted average effect of full conversion of OP units	4,686		4,029		4,635		3,933

Total weighted average shares outstanding, including OP units	40,711		39,546		40,634		39,393

a)	Excludes depreciation of non-real estate assets, amortization of deferred financing costs and discontinued operations.

b)	Includes the non-cash effect of straight-line rents of $996 and $1,218 for the 2nd quarter 2005 and 2004, respectively. and $2,032 and $2,567 for the six months ended June 30, 2005 and 2004, respectively,

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

STATEMENTS OF INCOME	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
REVENUE:
Real estate revenues:
Base rent	$66,586	$61,944	$132,476	$123,203
Percentage rent	2,156	1,311	4,490	3,484
Expense reimbursements	30,141	27,995	60,690	56,513
Lease termination revenue	584	961	2,022	988
Other real estate revenues	2,284	2,070	4,290	4,001

Total real estate revenues	101,751	94,281	203,968	188,189

Management company revenue	1,312	1,736	2,751	3,799
Interest and other income	254	432	444	685

Total revenues	103,317	96,449	207,163	192,673

EXPENSES:
Property operating expenses:
Property payroll and benefits	(6,891)	(5,498)	(13,476)	(12,195)
Real estate and other taxes	(9,989)	(9,331)	(19,480)	(17,903)
Utilities	(7,549)	(7,019)	(14,892)	(13,341)
Other operating expenses	(13,593)	(12,452)	(28,443)	(26,484)

Total property operating expenses	(38,022)	(34,300)	(76,291)	(69,923)

Depreciation and amortization	(27,483)	(23,957)	(53,583)	(49,526)
General and administrative expenses:
Corporate payroll and benefits	(6,603)	(7,226)	(13,727)	(15,255)
Other general and administrative expenses	(4,041)	(4,316)	(6,136)	(6,929)

Total general and administrative expenses	(10,644)	(11,542)	(19,863)	(22,184)

Interest expense	(20,086)	(17,757)	(39,442)	(35,565)

Total expenses	(96,235)	(87,556)	(189,179)	(177,198)
Income before equity in income of partnerships,
gains on sales of interests in real estate, minority
interest and discontinued operations	7,082	8,893	17,984	15,475
Equity in income of partnerships	1,968	1,648	3,618	3,413
Gains on sales of interests in real estate	636	—	697	—

Income before minority interest and discontinued operations	9,686	10,541	22,299	18,888
Minority interest in properties	(40)	(147)	(85)	(496)
Minority interest in Operating Partnership	(1,114)	(1,045)	(2,534)	(1,822)

Income from continuing operations	8,532	9,349	19,680	16,570

Discontinued operations:
Operating results from discontinued operations	412	2,279	694	4,766
Adjustment to gain on sale of discontinued operations	—	—	—	(550)
Minority interest in properties	—	(7)	—	(15)
Minority interest in Operating Partnership	(47)	(229)	(79)	(416)

Income from discontinued operations	365	2,043	615	3,785

Net income	8,897	11,392	20,295	20,355
Dividends on preferred shares	(3,403)	(3,403)	(6,806)	(6,806)

Net income available to common shareholders	$5,494	$7,989	$13,489	$13,549

BASIC EARNINGS PER SHARE
From continuing operations	$0.14	$0.16	$0.34	$0.26
From discontinued operations	0.01	0.06	0.02	0.11

TOTAL BASIC EARNINGS PER SHARE	$0.15	$0.22	$0.36	$0.37

DILUTED EARNINGS PER SHARE
From continuing operations	$0.13	$0.15	$0.34	$0.26
From discontinued operations	0.01	0.06	0.02	0.11

TOTAL DILUTED EARNINGS PER SHARE	$0.14	$0.21	$0.36	$0.37

Weighted average number of shares outstanding (diluted)	36,345	35,737	36,300	35,714

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

NET OPERATING INCOME	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
(In thousands)
Net Income	$8,897	$11,392	$20,295	$20,355

Adjustments:
Depreciation and amortization:
Wholly owned and consolidated partnerships	27,483	23,957	53,583	49,526
Unconsolidated partnerships	1,033	1,141	2,184	2,219
Discontinued operations	—	13	13	25
Interest Expense
Wholly owned and consolidated partnerships	20,086	17,757	39,442	35,565
Unconsolidated partnerships	2,037	2,172	4,077	4,223
Discontinued operations	310	880	620	1,771
Minority interest in Operating Partnership
Continuing operations	1,114	1,045	2,534	1,822
Discontinued operations	47	229	79	416
Minority interest in properties
Continuing operations	40	147	85	496
Discontinued operations	—	7	—	15
Gains on sales of interests in real estate	(636)	—	(697)	—
Adjustment to gain on sale of discontinued operations	—	—	—	550
General and administrative expenses	10,644	11,542	19,863	22,184
Management company revenue	(1,312)	(1,736)	(2,751)	(3,799)
Interest and other income	(254)	(432)	(444)	(685)

Property net operating income	$69,489	$68,114	$138,883	$134,683

Same store retail properties	$63,141	$64,673	$128,064	$128,057
Same store industrial properties	103	85	212	169
Non-same store properties	6,245	3,356	10,607	6,457

Property net operating income	$69,489	$68,114	$138,883	$134,683

EQUITY IN INCOME OF PARTNERSHIPS	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
(In thousands)
Gross revenues from real estate	$14,474	$14,600	$29,007	$29,212
Expenses:
Property operating expenses	(4,190)	(4,515)	(8,900)	(9,149)
Mortgage interest expense	(4,136)	(4,402)	(8,278)	(8,590)

Depreciation and amortization	(1,983)	(2,252)	(4,200)	(4,392)

Total expenses	(10,309)	(11,169)	(21,378)	(22,131)

Net income from real estate	4,165	3,431	7,629	7,081
Less: Partners' share	(2,125)	(1,754)	(3,872)	(3,584)

Company’s share	2,040	1,677	3,757	3,497
Amortization of excess investment	(72)	(29)	(139)	(84)

EQUITY IN INCOME OF PARTNERSHIPS	$1,968	$1,648	$3,618	$3,413

PREIT Reports Second Quarter Results and Progress on Redevelopment Initiatives
August 4, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

CONSOLIDATED BALANCE SHEET
	June 30, 2005	December 31, 2004
(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Retail properties	$2,620,354	$2,510,256
Land held for development	5,938	9,863
Construction in progress	36,182	10,952

Total investments in real estate	2,662,474	2,531,071
Less: accumulated depreciation	(185,058)	(148,759)

NET INVESTMENTS IN REAL ESTATE	2,477,416	2,382,312
INVESTMENTS IN PARTNERSHIPS, at equity	27,282	27,244

	2,504,698	2,409,556
OTHER ASSETS:
Assets held for sale	17,498	15,321
Cash and cash equivalents	25,719	40,044
Rents and other receivables (net of allowance for doubtful accounts of $9,787 and $9,394, at June 30, 2005
and December 31, 2004, respectively)	31,626	31,982
Intangible assets (net of accumulated amortization of $53,844 and
$38,333 at June 30, 2005 and December 31, 2004, respectively)	174,376	171,850
Deferred costs and other assets, net	65,200	62,650

Total assets	$2,819,117	$2,731,403

LIABILITIES
Mortgage notes payable	$1,112,318	$1,145,079
Debt premium on mortgage notes payable	49,163	56,135
Bank loan payable	431,000	271,000
Liabilities related to assets held for sale	18,437	18,564
Tenants' deposits and deferred rents	12,876	13,457
Investments in partnerships, deficit balances	14,548	13,758
Accrued expenses and other liabilities	67,136	76,975

Total liabilities	1,705,478	1,594,968

MINORITY INTEREST
Minority interest in properties	3,309	3,585
Minority interest in Operating Partnership	136,782	128,384

Total minority interest	140,091	131,969

SHAREHOLDERS' EQUITY
Shares of beneficial interest, $1.00 par value per share; 100,000,000 shares authorized; issued and outstanding 36,512,000 shares at June 30, 2005
and 36,272,000 shares at December 31, 2004	36,512	36,272
Non-convertible senior preferred shares, 11% cumulative, $.01 par value per share; 2,475,000 shares authorized, issued and outstanding
at June 30, 2005 and December 31, 2004	25	25
Capital contributed in excess of par	907,957	899,506
Deferred compensation	(15,194)	(7,737)
Accumulated other comprehensive loss	(6,961)	(1,821)
Retained earnings	51,209	78,221

Total shareholders' equity	973,548	1,004,466

Total liabilities, minority interest and shareholders' equity	$2,819,117	$2,731,403